CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No 1 to Registration Statement on Form S-1 (File No. 333-219625) of Greenpro Capital Corp. of our report dated April 13, 2018, related to the consolidated financial statements of Greenpro Capital Corp. (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Greenpro Capital Corp.’s ability to continue as a going concern) as of December 31, 2017 and 2016 (restated), and for the years ended December 31, 2017 and 2016 (restated), which appear in Greenpro Capital Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on April 13, 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Weinberg & Company, P.A.

Los Angeles, California

April 30 2018